EXHIBIT 99.1

NetManage Appoints Dr. Harry J. Saal to the Board of Directors

Veteran Silicon Valley Entrepreneur Brings Over 35 Years of Experience Building Successful Companies and Forming Strategic Alliances

CUPERTINO, Calif., Oct. 20, 2006 (PRIMEZONE) -- NetManage, Inc. (Nasdaq:NETM), a software company that provides solutions for integrating, Web enabling and accessing enterprise information systems, today announced the appointment of Dr. Harry J. Saal to the company's Board of Directors. Dr. Saal brings over 35 years of leadership to NetManage's seasoned executive team and is well-recognized for his illustrious career growing successful high-technology companies into powerful brands while building global strategic alliances.

"We continuously look to add depth to our strong Board of Directors, and Dr. Saal's technical expertise and business acumen will be of immediate value to our organization," said NetManage Chairman, President and CEO Zvi Alon. "It is a pleasure to welcome such a distinguished individual to NetManage as we continue to grow the company and expand our market presence."

Dr. Saal started his extensive career in academia, first as Deputy Director of the Stanford Linear Accelerator Center's Computation Group and later as Visiting Associate Professor of Computer Science at the State University of New York at Buffalo. After working at IBM in Haifa, Israel, and in San Jose, California, Dr. Saal was the Founder and CEO of Network General Corporation, the first company wholly dedicated to the area of network diagnostics. Following his years at Network General, Dr. Saal founded and served as CEO of Smart Valley, Inc., a non-profit organization chartered to create a regional electronic community based on an advanced information infrastructure. Currently, Dr. Saal serves as a member of the technical committee, charged with monitoring and enforcing the recently settled Microsoft Antitrust case.

"For over 16 years, NetManage has served thousands of customers, technology partners and employees as the leading provider of solutions for integrating, Web enabling and accessing enterprise information systems," said Dr. Saal. "It is an honor to be elected to the company's Board of Directors, and I am looking forward to working closely with the NetManage team as we continue to expand the business and navigate our way through an ever-changing marketplace."

Dr. Saal is currently serving on the Board of the Northern California Chapter of the Arthritis Foundation and American Institute of Mathematics and Numenta, Inc. Previously, he served as President of Cultural Initiatives Silicon Valley; Chairman of the Board of the Community Foundation Silicon Valley; and Vice Chairman of the American Leadership Forum, Silicon Valley Chapter. Dr. Saal graduated magna cum laude from Columbia University, where he also received his Ph.D. in High Energy Physics. In 1997, Columbia University awarded Dr. Saal its highest honor, the John Jay Award.

About NetManage

NetManage, Inc. (Nasdaq:NETM) is a software company that provides solutions for integrating, Web enabling and accessing enterprise information systems. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

NetManage, the NetManage logo, the lizard-in-the-box logo, Chameleon and Chameleon design, RUMBA, ONESTEP, ViewNow, SupportNow, Librados, and OnWeb are either trademarks or registered trademarks of NetManage, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.

The NetManage logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2691

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in its market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.

CONTACT: Schwartz Communications
         Gina Wilkinson
         Alisa Davis
         (415) 512-0770
         netmanage@schwartz-pr.com